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               [LETTERHEAD OF EDELMAN & CO., LTD. APPEARS HERE]


February 4, 1998

We hereby consent to the use of our opinion letter dated December 14, 1997 to the Board of Directors of Perpetual Midwest Financial, Inc. ("Perpetual") included as Annex B to the Prospectus/Proxy Statement of Commercial Federal Corporation ("Commercial") and Perpetual which forms a part of the Registration Statement on Form S-4 relating to the proposed combination of Commercial and Perpetual and to the references to such opinion in such Prospectus/Proxy Statement under the captions "The Merger -- Background of the Merger," "The Merger -- Reasons for the Merger and Recommendation of Perpetual Board of Directors," and "The Merger -- Opinion of Financial Advisor."

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                       /s/ Edelman & Co., Ltd.